Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 31, 2012

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNINGS

INCREASE 15% IN 2011 OVER 2010

Fourth quarter results are impacted by early retirement costs and charged off interest

BILOXI, MS (January 31, 2012)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $1,703,000 for the full year 2011, a 15% increase over results of 2010, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Fourth quarter 2011 income showed a loss of $122,000, due mostly to expenses of $523,000, net of taxes, related to an early retirement program. In addition, the bank charged off $394,000, net of taxes, in interest from loans placed on nonaccrual status during the quarter.

Despite lower loan loss reserves in each quarter of 2011, the total allowance for loan loss at the end of the year rose 12.4% to $7,476,000, said Swetman. Charge-offs in 2011 were down by nearly 80% compared to 2010, although nonaccrual loans increased from $14,537,000 at the end of 2010 to $57,592,000 at the end of 2011, as the bank continued to clean up its balance sheet, Swetman added. Nonaccrual loans were $32,244,000 at September 30, 2011.

Commercial real estate loans totaling $8,331,000 were placed on nonaccrual during the fourth quarter as a result of the borrowers filing for bankruptcy. “Fortunately, these loans are adequately secured,” said Swetman. Residential and land development loans totaling $8,285,000 and commercial construction loans totaling $6,010,000 were also placed on nonaccrual during the quarter due to non-performance as a result of the economy. Specific reserves of $900,000 have been assigned to these loans.

“Our aggressive program of identifying and weeding out bad loans continued throughout the year,” said Swetman. “This is a painful process, but the end result is a cleaner, stronger balance sheet that will position us for more robust growth as our economy gradually recovers,” he added.

Foreclosures in 2011 totaled $3,222,000, which is another part of the process of managing non-performing loans. “The Bank is working diligently to liquidate these assets, and during 2011 sold other real estate with a carrying value of $2,101,000,” Swetman said. Losses on other real estate for the year totaled $558,000, net of taxes, including losses on sales and writedowns of property to market value.

Earnings per share for 2011 totaled $.33 per average weighted share, compared to $.29 per average weighted share in 2010. Earnings per share figures are based on average weighted shares outstanding of 5,136,918 and 5,151,661 for the twelve months ended December 31, 2011 and 2010, respectively.

Loan balances at the end of 2011 totaled $432 million, 5.5% higher than 2010. “We have seen a gradual rise in loan demand in our area for at least the second half of the year,” said Swetman. “Our loan volume exceeded our original expectations for the year, and growth in this segment of our operations is a signal that the worst of this terrible recession may be behind us,” Swetman added.

The primary capital ratio increased 163 basis points from year to year, reaching 14.59% as of December 31, 2011, the highest level since 2004.

Founded in 1896, with $805 million in assets as of December 31, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

	Three Months Ended December 31,		Year Ended December 31,
EARNINGS SUMMARY	2011	2010	2011	2010
Net interest income	$4,873	$5,795	$21,855	$25,074
Provision for loan losses	544	3,065	2,275	6,845
Non-interest income	2,426	2,083	9,860	10,114
Non-interest expense	7,332	7,033	28,682	27,581
Income taxes	(455)	(1,023)	(945)	(723)
Net income	(122)	(1,197)	1,703	1,485
Earnings per share	(.02)	(.23)	.33	.29

	Three Months Ended December 31,		Year Ended December 31,
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES	2011	2010	2011	2010
Allowance for loan losses, beginning of period	$7,024	$8,995	$6,650	$7,828
Recoveries	17	104	223	268
Charge-offs	(109)	(5,514)	(1,672)	(8,291)
Provision for loan losses	544	3,065	2,275	6,845

Allowance for loan losses, end of period	$7,476	$6,650	$7,476	$6,650

	December 31,
ASSET QUALITY	2011	2010
Allowance for loan losses as a percentage of loans	1.73%	1.62%
Loans past due 90 days and still accruing	$1,828	$2,962
Nonaccrual loans	57,592	14,537

	December 31,
PERFORMANCE RATIOS	2011	2010
Return on average assets	.21%	.18%
Return on average equity	1.61%	1.45%
Net interest margin	3.15%	3.42%
Efficiency ratio	97%	97%
Primary capital	14.59%	12.96%

	December 31,
BALANCE SHEET SUMMARY	2011	2010
Total assets	$804,807	$786,545
Loans	432,407	409,899
Securities	286,856	295,201
Other real estate (ORE)	6,198	5,744
Total deposits	468,439	484,140
Total federal funds purchased	157,601	140,102
Shareholders’ equity	109,952	101,357
Book value per share	21.40	19.68
Weighted average shares	5,136,918	5,151,661